                                                                     EXHIBIT 2.1

                              ACQUISITION AGREEMENT

         This Agreement is made and entered into in Milan, Italy on this 3rd day of June, 1999 by and among:

IDEX CORPORATION, a U.S. company organized under the laws of Delaware, with its principal office at 630 Dundee Road, Suite 400, Northbrook, Illinois 60062, U.S.A., represented by Frank J. Notaro, in his capacity as Vice President and General Counsel, in force of resolution of the board of directors dated April 23, 1999 (hereafter "Buyer"),

                                       and

GECOFIN S.P.A., an Italian company with registered offices in via Cornaggia 58, 20092, Cinisello Balsamo (MI), hereby represented by Mr. A. R. Arabnia, in his capacity as President, in force of resolution of the shareholders' meeting dated May 28, 1999 (hereafter "Gecofin"), and PL&C S.R.L., an Italian company with registered offices in via Cornaggia 58, 20092, Cinisello Balsamo (MI), hereby represented by Mr. A. R. Arabnia, in his capacity as Sole Director, in force of the by-laws (hereafter "PL&C"; Gecofin and PL&C will hereafter be referred to collectively as "Sellers"), as well as Mrs. Teresa Zone, born in S. Angelo Lomellina (PV) on January 3, 1935, C. F. ZNOTRS35A431276V, Mr. A. R. Arabnia, born in Teheran on June 16, 1955, C. F. RBNLRZ55H16Z224J, Mr. Sergio Neri, born in Milan on April 8, 1961, C. F. NRESGP61D08F205D and Mrs. Laura Neri, born in Milan on February 11, 1955, C. F. NRELCR55B51F205V, for the limited purpose of Articles 4, 5, 6, 7, 9, 12, 13, 14 and the other provisions related to them (hereafter collectively referred to as the "Shareholders" and individually as a "Shareholder").

                                    RECITALS

         A. FAST S.p.A. is an Italian company with registered offices in via Cornaggia 58, Cinisello Balsamo (MI) (hereafter the "Company"), which directly owns 99.80% of the corporate capital of FAST Iberica de Tintometros S.A., a Spanish company with registered offices in Calle Agricultura 37, Viladecans, Barcelona ("FAST Iberica") and 100% of the corporate capital of FAST UK Ltd., an English company with registered offices in Unit C5 Horton Park Ind. Estate, Hortonwood 7, Telford, Shropshire, TFI 44X ("FAST UK"; FAST Iberica and FAST UK are hereafter referred to collectively as the "Subsidiaries" and individually as a "Subsidiary").

         B. The corporate capital of the Company is equal to nominal Lit. 1,044,000,000, divided in no. 1,044,000 shares of nominal Lit. 1,000 each, represented by share certificate nos. 54 and 55, owned by the Sellers as follows:


Name         No. Shares        Share Cert.      Nominal Value         Cap. %
----         ----------        -----------      -------------         ------

Gecofin        991,800           55              991,800,000           95%
                               --  ------
PL&C            52,200           54               52,200,000            5%
                               --  ------

         C. FAST America Inc. is a U.S. company organized under the laws of New Jersey with its registered offices at 55 North Gaston Avenue, Sommerville, New Jersey, U.S.A. (hereafter "FAST America"; FAST America, the Company and the Subsidiaries are hereafter referred to collectively as the "FAST Operating Entities" and individually as a "FAST Operating Entity").

         D. Gecofin owns 100 shares of common stock, without par value, of FAST America, represented by share certificate no. 1, which constitute all of the issued and outstanding shares of FAST America ("FAST America Shares"), as well as 0.2% of the corporate capital of FAST Iberica.

         E. Sellers conduct through the FAST Operating Entities the business of designing, manufacturing and distributing color formulation equipment and equipment used for the mixing, storage, handling and dispensing of paints, inks and other fluids (the "Business").

         F. In accordance with the clauses, terms and conditions set forth in this Agreement, the Sellers are willing to sell and Buyer is willing to purchase all of the outstanding shares of the Company and FAST America with the intent for Buyer to so acquire through the present acquisition all the assets of the Business.

         G. The Shareholders are the controlling shareholders of the Sellers, they are actually engaged in the current conduct of the Business through the FAST Operating Entities and are willing to guarantee Sellers' obligations hereunder and to undertake a non-compete commitment to preserve the goodwill of the Business in favor of Buyer, upon the terms and conditions provided in this Agreement.

         NOW THEREFORE, in consideration of the mutual understandings and covenants contained in this Agreement, Buyer, Sellers and Shareholders agree as follows:


ARTICLE 1 - PREMISES

         The RECITALS A, B, C, D, E, F and G, the Definitions below, as well as any Exhibits attached to this Agreement constitute an integral and substantive part of this Agreement.


ARTICLE 2 - DEFINITIONS

         2.01 "Accounts Payable" shall mean (i) all accounts payable of the FAST Operating Entities on a combined basis (other than accounts payable relating to any Indebtedness) as determined in accordance with GAAP and (ii) all checks written on any FAST Operating Entity's "zero balance" or other bank account on or prior to the Closing Date which have not cleared as of the Closing Date;

         2.02 "Accounts Receivable" shall mean all accounts and "amounts" receivable (net of reserves for doubtful accounts) of the FAST Operating Entities on a combined basis as determined in accordance with GAAP. For the purpose of the calculation of the Combined Working Capital and the Closing Date Working Capital Adjustment the reserves for doubtful accounts shall be included at an amount equal to Lit. 57,000,000;

         2.03 "Accrued Liabilities" shall mean (i) accrued liabilities, expenses and deferred income ("ratei e risconti passivi") of the FAST Operating Entities on a combined basis as determined in accordance with GAAP, except for the Income Tax Liability as defined hereunder and except for deferred tax liability ("fondo imposte differite"), and (ii) accrued severance indemnities or compensations (such as "T.F.R." for employees, retirement accruals, termination indemnities for agents etc.) for termination of staff of the FAST Operating Entities;

         2.04 "Affiliate" (or "Affiliated") shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, it being understood that, for purposes of this definition, control shall be determined in accordance with Article 2359 of the Italian Civil Code and, with respect to individuals, control shall be considered as existing whenever the individuals are relatives ("parenti" o "affini") within the 4th degree according to the Italian Civil Code, and it being further understood that the Shareholders are Affiliated with Sellers;

         2.05 "Business" shall mean the business of designing, manufacturing and distributing color formulation equipment and equipment used for the mixing, storage, handling and dispensing of paints, inks and other fluids, which is currently carried out by Sellers through the FAST Operating Entities;

         2.06 "Cash" shall mean cash and cash equivalents, securities and similar short-term financial instruments held by the FAST Operating Entities;

         2.07 "Closing" shall mean the consummation of the actions set forth in
Article 6;

         2.08 "Closing Date" shall mean the date on which the Closing shall take place as indicated in Article 6.01;

         2.09 "Closing Date Combined Indebtedness" shall mean the Combined Indebtedness as of the Closing Date, less Cash as of the Closing Date;

         2.10 "Closing Date Combined PP&E Gross Book Value" shall mean the Combined PP&E Gross Book Value as of the Closing Date calculated for purpose of determining the Closing Date Combined PP&E Gross Book Value Adjustment;

         2.11 "Closing Date Combined PP&E Gross Book Value Adjustment" shall mean (i) if the Closing Date Combined PP&E Gross Book Value is equal to or greater than Lit. 21,145,605,000, Zero Liras (Lit. 0), or (ii) if the Closing Date Combined PP&E

Gross Book Value is less than 21,145,605,000, the difference, expressed as a negative number, between Lit. 21,145,605,000 and the Closing Date Combined PP&E Gross Book Value;

         2.12 "Closing Date Combined Working Capital" shall mean the Combined Working Capital as of the Closing Date calculated for purpose of determining the Closing Date Combined Working Capital Adjustment;

         2.13 "Closing Date Combined Working Capital Adjustment" shall mean (i) if the Closing Date Combined Working Capital is greater than Lit. 20,248,482,000, the amount, expressed as a positive number, by which the Closing Date Combined Working Capital exceeds Lit. 20,248,482,000, or (ii) if the Closing Date Combined Working Capital is less than Lit. 20,248,482,000, the amount, expressed as a negative number, by which the Closing Date Combined Working Capital is less than Lit. Lit. 20,248,482,000, it being understood that the Lit. 20,248,482,000 was calculated as set forth in Exhibit 2.13, without the inclusion of Income Tax Liability, "fondo imposte differite" and "TFR", which will however be included in the Closing Date Combined Working Capital;

         2.14 "Closing Date Financial Report" shall mean collectively the financial documents and information prepared and to become final and conclusive in accordance with Article 7 for purpose of final determination of the Purchase Price;

         2.15 "Combined Indebtedness" shall mean the Indebtedness of the FAST Operating Entities on a combined basis as determined in accordance with GAAP;

         2.16 "Combined PP&E Gross Book Value" shall mean the book value (before allowance for depreciation and amortization) of Tangible Personal Property and Real Property owned or leased pursuant to financial or capitalized leases by the FAST Operating Entities on a combined basis as determined in accordance with GAAP, it being agreed that notwithstanding that in accordance with GAAP goods held under financial leasing agreements are not recorded on the asset side of the balance sheet until the year in which the redemption right is exercised, the book value of goods held under financial leasing arrangements shall be included in the Combined PP&E Gross Book Value;

         2.17 "Combined Working Capital" shall mean (i) the sum of (A) Accounts Receivable, (B) Inventory, (C) Other Current Assets, (D) prepaid expenses ("risconti attivi") and (E) accrued income ("ratei attivi") minus (ii) the sum of (A) Accounts Payable, (B) Accrued Liabilities, (C) Income Tax Liability and
(D) deferred tax liability ("fondo imposte differite"), on a combined basis, as determined in accordance with GAAP;

         2.18 "Company" shall mean FAST S.p.A., an Italian company with registered offices in via Cornaggia 58, Cinisello Balsamo (MI);

         2.19 "Company Shares" shall mean all the shares of the outstanding capital of the Company, which are owned by the Sellers as indicated in the recitals to this Agreement;

         2.20 "December 31 Combined Financial Statements" shall mean the consolidated financial statements of the FAST Operating Entities as of December 31, 1998 (which shall include also the comparative results of the previous fiscal year 1997) audited by KPMG and presented on a combined basis with the financial statements of FAST America, and attached to this Agreement as Exhibit 2.20;

         2.21 "Encumbrance" shall mean any mortgage, lien, pledge, usufruct, encroachment, option, claim, reservation, encumbrance (servitu) or restriction of any type;

         2.22 "Escrow Agent" shall mean Citibank, N.A. Milan with a registered office at Foro Buonaparte 16, 20121, Milan which will act as escrow agent under the Escrow Agreement described in Article 5.03;

         2.23 "Escrow Agreement" shall mean the escrow agreement in the form attached to this Agreement as Exhibit 5.03 to be executed by the parties and the Escrow Agent on the Closing Date in accordance with Article 5.03;

         2.24 "FAST America" shall mean FAST America Inc., a U.S. company organized under the laws of New Jersey, with its principal place of business at North Gaston Avenue, Sommerville, New Jersey, U.S.A.;

         2.25 "FAST Iberica" shall mean FAST Iberica de Tintometros S.A., a Spanish company with registered offices in Calle Agricultura 37, Viladecans, Barcelona;

         2.26 "FAST UK" shall mean FAST UK Ltd., an English company with registered number 2863066 and registered offices at Unit C5, Horton Park, Ind. Estate, Hortonwood 7, Telford, Shropshire, TFI 44X;

         2.27 "FAST Operating Entities" shall mean the Company, the Subsidiaries and FAST America;

         2.28 "Financial Lease Obligation" shall mean a commitment to effect residual payments under a financial leasing agreement or other agreement for the use of property which is recorded (or should be recorded in accordance with GAAP) at the bottom of the balance sheet in the memorandum accounts;

         2.29 "Gecofin and PL&C Administrative Services Agreements" shall mean the agreements regarding the supply of administrative services to be entered into between Gecofin and PL&C and the Company at Closing in the forms attached to this Agreement as Exhibits 6.08 and 6.08bis;

         2.30 "Generally Accepted Accounting Principles" or "GAAP" shall mean the Italian generally accepted accounting principles prepared by the Consiglio Nazionale degli Ordini dei Dottori Commercialisti e dei Ragionieri applied on a basis consistent with past practice of the Company, with the exceptions and clarifications indicated in Exhibit 2.30 to this Agreement;

         2.31 "Governmental Authority" shall mean any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government;

         2.32 "Guarantee" shall mean (without duplication on a combined basis) all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of any Person guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligator") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligator to make payment of such Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligator against loss in respect thereof;

         2.33 "Income Tax Liability" shall mean any liability for federal, state, local or foreign income, business and occupation or similar taxes, and any interest, fines or penalties relating thereto, owing by any FAST Operating Entity to any Governmental Authority attributable to the operations and activities of the FAST Operating Entities for any period ending on or prior to the Closing Date, including, without limitation, taxes, and any interest, fines or penalties relating thereto, for a partial year ending on the Closing Date, which shall be calculated on the assumption that the books are closed on the Closing Date and that taxes are due on the Closing Date;

         2.34 "Indebtedness" shall mean, with respect to any Person, (without duplication on a consolidated or combined basis), (i) all obligations of such Person for borrowed money, including without limitation all obligations for principal and interest, and for prepayment and other penalties, fees, costs and charges of whatsoever nature with respect thereto, (ii) all such obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of business and paid in a manner consistent with industry practice and other than any such obligations for services to be rendered in the future), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any lien or security interest on property owned or acquired by such Person, but only if such security is or will be enforced/foreclosed over such property or, if the security is not enforced or foreclosed, only to the extent the obligations secured thereby are or will be assumed by such Person in order to avoid such enforcement/foreclosure, (vi) all Indebtedness of others guaranteed by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be guaranteed by) any Guarantee issued by such Person, but only to the extent such Indebtedness is or will be actually enforced against the Person under such Guarantee, (vii) all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of such Person, (viii) all obligations arising out of foreign exchange contracts and (ix) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuation in interest or currency exchange rates;

         2.35 "Independent Accountants" shall mean PricewaterhouseCoopers,
Milan;

         2.36 "Interim Financial Information" shall mean the unaudited interim financial information since December 31, 1998 delivered to Buyer before execution of this Agreement and attached to this Agreement as Exhibit 2.36;

         2.37 "Inventory" shall mean all raw material, work-in-process and finished goods inventory of the Business. Solely for purpose of calculation of the Combined Working Capital, "Inventory" shall mean Inventory of the FAST Operating Entities on a combined basis relating to the Business after reduction for reserves for Inventory which is damaged or obsolete (as determined in accordance with GAAP);

         2.38 "Lease" shall mean any and all lease agreements ("contratti di locazione") entered into by the FAST Operating Entities;

         2.39 "Losses" shall mean all losses, liabilities, deficiencies, damages (including, without limitation, consequential damages), Encumbrances, fines, penalties, claims, costs and expenses (including, without limitation, all fines, penalties and other amounts paid pursuant to a judgement, compromise or settlement), court costs and reasonable legal and accounting fees and disbursements.

         2.40 "Other Current Assets" shall mean all current assets of the FAST Operating Entities on a combined basis (other than Cash, Accounts Receivable, Inventory, deferred tax receivables and assets, or prepayments relating to any Indebtedness) all as determined in accordance with GAAP;

         2.41 "Person" shall mean any Governmental Authority, individual, association, joint-venture, partnership, corporation, limited liability company, trust or other entity;

         2.42 "Purchase Price" shall mean Lit. 112,585,000,000, adjusted by the Closing Date Combined Working Capital Adjustment and the Closing Date Combined PP&E Gross Book Value Adjustment and minus the Closing Date Combined Indebtedness to be paid by Buyer in consideration for the transfer of the Company Shares and the FAST America Shares in accordance with Article 4.01 of this Agreement;

         2.43 "Real Property" shall mean all real property owned or leased by any FAST Operating Entity together with (i) all buildings and improvements located thereon and (ii) all rights, privileges, interests, easements, hereditaments and appurtenances thereunto in any way incident, appertaining or belonging, it being agreed that Real Property shall include the real property located at via Lavoratori, Cinisello Balsamo (MI) currently owned by Gecofin and leased to the Company which is to be conveyed to the Company on or prior to the Closing in accordance with Article 4.02 (d);

         2.44 "Sellers' Accountants" shall mean KPMG, Milan;

         2.45 "Service Agreements" shall mean the agreements to be entered into at Closing between Buyer and Mr. A. R. Arabnia, Mrs. L. Neri, Mr. Sicilia and between the Company and Mr. Guerra according to Article 6.07;

         2.46 "Shareholders" shall mean collectively Mrs. Teresa Zone, Mr. A. R. Arabnia, Mr. Sergio Neri and Mrs. Laura Neri, which together own all of the issued and outstanding shares of capital stock of Sellers;

         2.47 "Subsidiaries" shall mean FAST Iberica and FAST UK;

         2.48 "Subsidiaries' Shares" shall mean all the shares of the outstanding capitals of the Subsidiaries, which are owned by the Company and Gecofin as indicated in the Recitals to this Agreement;

         2.49 "Tangible Personal Property" shall mean all tangible personal property of the Business (other than Inventory) owned or leased by any FAST Operating Entity or in which any FAST Operating Entity has any interest, including, without limitation, show equipment, productions and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, transportation equipment, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer and vendor warranties related thereto;

         2.50 Other less recurring capitalized terms may be defined below in the Agreement. In particular, the following terms shall have the meanings defined for such terms in the Articles set forth below:


         Term                                                         Article
         ----                                                         -------
         Claims Period                                                  12.11
         Closing Certificate                                             5.01
         Employees                                                       9.11
         Escrow Fund                                                     5.03
         Excess Inventory                                               12.10
         Excess Old Spare Parts Inventory                               12.10
         Final Purchase Price                                            7.03
         Old Spare Parts Inventory                                      12.10
         Permits                                                         9.13
         Preliminary Closing Date Indebtedness                           5.01
         Preliminary Purchase Price Closing Date Adjustment              5.01
         Via Lavoratori Property                                     4.02 (d)


ARTICLE 3 - PROMISE TO SELL AND PURCHASE

         3.01 On the Closing Date and subject to the terms and conditions contained in this Agreement, (a) Sellers shall sell and transfer to Buyer, and Buyer shall purchase from Sellers, all but not part of the Company Shares, free and clear of any Encumbrance and (b) Gecofin shall sell and transfer to Buyer, and Buyer shall purchase from Gecofin, all but not part of the FAST America Shares, free and clear of any Encumbrance.

         3.02 Buyer shall be entitled to designate one or more corporations directly or indirectly controlled by it - except for Fluid Management and/or any corporation directly or indirectly controlled by Fluid Management - to assume Buyer's obligations in Article3.01 or any other Article of this Agreement. In the event of such designation, the corporations so designated shall adhere to this Agreement and become parties hereto, but Buyer shall remain liable, jointly and severally with them, for the correct performance of this Agreement by said corporation or corporations.


ARTICLE 4 - PURCHASE PRICE

         4.01 The Purchase Price for the Company Shares and the FAST America Shares shall be Lit. 112,585,000,000 adjusted by the Closing Date Combined Working Capital Adjustment and the Closing Date Combined PP&E Gross Book Value Adjustment and minus the Closing Date Combined Indebtedness. On the Closing Date, Buyer shall (i) assume or pay to the Company's lenders the Closing Date Combined Indebtedness, (ii) transfer to and deposit with the Escrow Agent the Escrow Fund to be held and released in accordance with the Escrow Agreement and
(iii) pay to Sellers an amount equal to the Purchase Price less the Escrow Fund. The Purchase Price shall be allocated to the Company Shares and the FAST America Shares as follows: Lit. 427,000,000 (four hundred twenty seven million) ] to the FAST America Shares, and the balance to the Company Shares. It is agreed that with respect to that portion of the purchase price allocated to the Company Shares, 95% less Lit. 1,500,000,000 shall be considered paid to Gecofin and 5% plus Lit. 1,500,000,000 shall be considered paid to PL&C.

         4.02 More in particular, the parties agree that in the determination of the Purchase Price, Buyer has taken into account the December 31 Combined Financial Statements and the assumptions that:

         (a) the Closing Date Combined Working Capital will be Lit. 20,248,482,000; and

         (b) the Closing Date Combined PP&E Gross Book Value will be Lit. 21,145,605,000; and

         (c) (i) the Company Shares are and will be continuously owned until Closing by Sellers; (ii) the tax basis of the Company Shares and Fast America shares for respectively Sellers and Gecofin is equal to Lit. 1,710,032,590 as to the Company and Lit. 156,809,000 as to Fast America; (iii) the capital gain deriving from the consummation of the transaction contemplated by this Agreement will therefore correspond to the difference between the Purchase Price and such Lit. 1,710,032,590 plus Lit. 156,809,000 and will be included by Sellers and Gecofin in their taxable income in accordance with applicable laws and, as to the gain realized on the Company's Shares, it will be equal or more than the merger loss in the case of a merger according to Article 6, Paragraph 3 of the Legislative Decree No. 358/97, assuming that such merger occurred on the Closing Date based on the balance sheet of the Company as used for the purposes of the Closing Financial Report as per Article 7.02 below; and

         (d) the Company will at Closing be the full and unconditional owner of certain real property located at Via Lavoratori, Cinisello Balsamo (MI), currently owned by Gecofin and leased to the Company, as better described and identified in Exhibit 4.02(d) attached to this Agreement (the "Via Lavoratori Property"), free of any Encumbrance other than mortgages to secure Indebtedness of the Company only, and such real property will have at Closing a gross book value (before allowance for depreciation and amortization) in the Company books equal to Lit. 1,500,000,000 (corresponding to the purchase price) plus the book value of the improvements made by the Company with respect to such property and already reflected in its accounting books at the date of the transfer; and

         (e) except for the agreements in Exhibit 6.08, none of the FAST Operating Entities will at Closing have any agreement, contract, relationship or arrangement with any of Sellers or their Affiliates providing for the payment now or in the future of any royalties or other consideration for the use of any intellectual property rights.

         4.03 With respect to Articles 4.02 (a) and (b), the parties agree that, immediately after the Closing, the Closing Date Financial Report shall be prepared and become final between the parties in accordance with Article 7. The Purchase Price shall be finally determined based on the Closing Date Financial Report. The Purchase Price to be paid at Closing shall be calculated based on the Preliminary Purchase Price Closing Adjustments and the Preliminary Closing Date Indebtedness according to Article 5.01.

         4.04 With respect to Article 4.02 (c), the Sellers and Shareholders hereby acknowledge that Buyer has agreed to pay the Purchase Price in the above indicated amount based also on the assumption that Buyer will be able in principle to take advantage of the tax benefit deriving from the free step-up of the Company's assets according to Article 6, Paragraph 3 of the Legislative Decree No. 358/97 as a consequence of either the inclusion by the Sellers in their current taxable income of the relevant capital gain realized by them as consequence of the sale of the Company Shares to Buyer as contemplated by this Agreement or the separate taxation of such relevant capital gain, by applying the 27% substitute tax provided for by the Legislative Decree No. 358/97. Therefore, Sellers undertake to promptly deliver to Buyer any information and/or documentation that Buyer may reasonably request in order to support the stepping-up of the tax basis of the Company's assets in case of merger according to the Article 6, Paragraph 3 of the Legislative Decree No. 358/97. In particular, as soon as possible after the filing of their next tax return regarding the current fiscal year and in any event not later than 30 days thereafter, each Seller shall deliver to Buyer an "affidavit" duly notarized in Italy ("atto notorio") in the form attached to this Agreement as Exhibit 4.04, evidencing the amount of the capital gain realized by the Sellers out of the sale of the Company Shares and either included in their respective taxable incomes or separately taxed by applying the 27% substitute tax provided for by the Legislative Decree No. 358/97, as well as deliver any documentation or carry out in good faith any other action required in order to permit Buyer to take advantage of the above tax benefit. It is further understood that in case of violation by Sellers of the above representation and/or obligations, Sellers and the Shareholders shall be jointly liable vis-a-vis Buyer for a "penale" equal to Lit.27,800,000,000 pursuant to Article 1382 of the Italian Civil Code, and save any claims for any other further damages. On the Closing Date, Sellers and Shareholders shall deliver to Buyer the documents indicated in Article 6.04(h). Within 5 days from the date when the Closing Date Financial Report has become conclusive between the parties according to Article 7.02, Sellers and Shareholders shall also deliver to Buyer a notarized excerpt of the Sellers' accounting books evidencing the registration of the transaction and the capital gain realized by them as consequence thereof.

         4.05 With respect to Article 4.02(d), the Sellers declare that, as of December 31, 1998, the Company was not the owner of the Via Lavoratori Property, which was and is still used under lease. It is hereby agreed that Sellers shall cause the Company to acquire such real property on or before the Closing and that, as a consequence of such acquisition, the gross book value (before allowance for depreciation and amortization) of such real property in the Company's books at Closing will equal Lit. 1,500,000,000 (corresponding to the purchase price) plus the book value of the improvements made by the Company with respect to such property already reflected in its accounting books at the date of the transfer.

         4.06 With respect to Article 4.02 (e), and except for the agreements indicated in Exhibit 6.08, it is agreed that Sellers shall cause any agreement, contract or arrangement therein indicated that may exist as of the execution of this Agreement to be terminated on or prior to Closing and the relevant intellectual property rights that may be required to conduct the Business to be acquired by the FAST Operating Entities on or prior to Closing.


ARTICLE 5 - CLOSING CERTIFICATE; PAYMENTS AT CLOSING

         5.01 On the seventh business day prior to the Closing Date, Sellers shall in good faith have prepared and delivered to Buyer a certificate (the "Closing Certificate") containing a proforma estimate of (a) the Closing Date Combined Working Capital, the Closing Date Combined PP&E Gross Book Value, and the Closing Date Combined Working Capital Adjustment and the Closing Date Combined PP&E Gross Book Value Adjustment based thereon (the "Preliminary Purchase Price Closing Adjustments") and (b) the Closing Date Combined Indebtedness ("Preliminary Closing Date Indebtedness"), which shall be subject to the limited procedures of inquiry by Buyer and Buyer's accountants as to reasonableness. The Combined Working Capital, Combined PP&E Gross Book Value and Combined Indebtedness shall be calculated in the manner provided in this Agreement. Regardless of any objections by Buyer to the Closing Certificate, the Closing shall proceed and the payments required to be made on the Closing Date pursuant to Article 5.02 shall be determined on the basis of the Closing Certificate, the Preliminary Purchase Price Closing Adjustments and the Preliminary Closing Date Indebtedness.

         5.02 On the Closing Date, Buyer shall pay to Sellers Lit. 112,585,000,000, adjusted by the Preliminary Purchase Price Closing Adjustments, less (i) the Preliminary Closing Date Indebtedness and (ii) the Escrow Fund, by transfer of the relevant funds into the following bank accounts: (a) the funds to be paid to Gecofin shall be transferred 50% to the bank account no. 3590 at Banca Nazionale del Lavoro - Agenzia Cinisello Balsamo ABI 1005 CAB 32931, and 50% to the bank account no. 13643 at Unicredito - Agenzia di Cinisello Balsamo ABI 02008 CAB 32930; (b) the funds to be paid to PL&C shall be transferred to the bank account no. 1104575/01/32 at Banca Commerciale Italiana, filiale Sesto San Giovanni, ABI 2002 CAB 20700. Sellers may request Buyer to effect the payment to a different bank account or to effect separate payments to each Seller of their respective portions, provided however that appropriate instructions are given to Buyer at least seven (7) days prior to the Closing Date.

         5.03 To secure the obligations of Sellers contained in this Agreement, on the Closing Date, Sellers, Shareholders and Buyer will execute an Escrow Agreement substantially in the form attached to this Agreement as Exhibit 5.03, and transfer to and deposit with the Escrow Agent Lit. 11,258,000,000 (hereinafter the "Escrow Fund") to be held and released in accordance with the terms specified in the Escrow Agreement.

         5.04 Buyer acknowledges that before Closing the shareholders' meetings of the Company shall resolve upon the distribution of the dividend accrued as of December 31, 1998, shown in the financial statements of the Company as of December 31, 1998. The dividend to be thereby distributed shall not be greater than Lit. 7,500,000,000, and shall be distributed on or prior to Closing.


ARTICLE 6 - CLOSING

         6.01 Unless otherwise agreed in writing by the parties, when all the conditions precedent indicated in this Article have been met, the Closing shall take place on or before June 30, 1999 at the offices of Baker & McKenzie in 3, Piazza Meda, Milan (Italy).

         6.02 At Closing, the actions mentioned in the following Articles 6.03 through 6.10 will be performed.

         6.03 Sellers shall comply with all legal formalities required for the transfer of the Company Shares and the FAST America Shares to Buyer and comply with the other obligations to be complied with prior to or at Closing as provided hereunder. Such legal formalities will include the execution, whenever applicable, of the "fissati bollati".

         6.04 In particular, Sellers and the Shareholders shall:

         (a) duly and effectively endorse and deliver to Buyer the share certificates representing all of the Company Shares and the FAST America Shares;

         (b) deliver or cause to be delivered to Buyer the Ledger's Book of the Company ("libro soci") as well as any other corporate book of the Company, the Subsidiaries and FAST America, and the share certificates representing the Subsidiaries' Shares;

         (c) deliver or cause to be delivered to Buyer letters of resignation of all the Directors of the Company, except for A. R. Arabnia, L. Neri, F. Sicilia, and of all of the Statutory Auditors of the Company effective immediately, such letters to declare that said Directors, Auditors or corporate officers do not have any right or claim against the Company (Exhibit 6.04 (c) is a list reflecting the non-resigning directors, auditors and other corporate officers that would therefore remain in their office after the resignation of the other members, together with indication of the remaining duration of their office, and relevant compensation);

         (d) cause a special shareholders' meeting of the Company to be held in order to amend the by-laws of the Company to increase the number of directors of the Company from five to seven and the ordinary shareholders' meeting of the Company to be held and resolve upon the appointment of the Directors and the Statutory Auditors designated by Buyer, unless events beyond the control of Sellers occur which exclude the possibility of the shareholders' meeting to be held in a totalitarian form;

         (e) cause each of the individuals listed on Exhibit 6.04 (e) to execute IDEX's standard form of Standards of Conduct and Business Ethics Policy and Employee Inventions and Proprietary Information Agreement as soon as possible after Closing and in any event not later than 15 days thereafter;

         (f) deliver to Buyer a certificate in the form attached to this Agreement as Exhibit 6.04 (f) stating that all the representations and warranties made by Sellers and the Shareholders in this Agreement are true and correct as of the Closing Date, and that all agreements and conditions required to be performed and complied with by Sellers and the Shareholders prior to or at Closing have been performed and complied with;

         (g) deliver to Buyer the purchase and sale agreement related to the Via Lavoratori Property together with evidence that such property has been conveyed to the Company free and clear of any Encumbrances other than mortgages to secure Indebtedness of the Company only;

         (h) deliver to Buyer a document including the written statements executed by the chairmen of Gecofin and PL&C and irrevocable written instructions to Studio Associato Legale e Tributario (Associated with E&Y International) to file the Tax Returns of Gecofin and PL&C regarding the current fiscal years, in the interest of Buyer also, in the form attached hereto as
Exhibit 6.04 (h), with copy to Buyer;

         (i) cause Gecofin to effectively transfer its participation in FAST Iberica corresponding to 0.2% of the capital to FAST UK at a price equal to Lit. 500,000 (five hundred thousand liras).


         6.05 In turn, Buyer shall in particular:

         (a) pay the amount due and payable at Closing to Sellers and to the Escrow Agent in the manner provided in this Agreement;

         (b) accept the delivery of the share certificates representing the Company Shares and the FAST America Shares, and the other documents to be handed over or caused to be handed over by Sellers and the Shareholders;

         (c) deliver to Sellers a certificate in the form attached to this Agreement as Exhibit 6.05 (c) stating that all the representations and warranties made by Buyer in this Agreement are true and correct as of the Closing Date, and that all agreements and conditions required to be performed by and complied with by Buyer prior to or at Closing have been performed and complied with;

         6.06 Buyer, Sellers, the Shareholders and the Escrow Agent shall execute and deliver the Escrow Agreement.

         6.07 Buyer and Mr. Arabnia and Mrs. L. Neri shall enter into the Service Agreement in the form attached to this Agreement as Exhibit 6.07, Buyer and Mr. Sicilia, shall enter into the agreement attached hereto as Exhibit 6.07bis and the Sellers shall cause the Company and Mr. Guerra to enter into the agreement attached hereto as Exhibit 6.07ter.

         6.08 Gecofin and PL&C and the Company shall enter into the Gecofin and PL&C Administrative Services Agreements in the forms attached to this Agreement as Exhibits 6.08 and 6.08bis.

         6.09 Buyer shall have obtained at its expense a title insurance policy and survey for the real property owned by FAST America in form and substance satisfactory to Buyer.

         6.10 In addition, the parties will execute and/or deliver any other document or take such other action as may be provided in this Agreement.

         6.11 All the actions indicated from 6.03 to 6.10 above shall be taken as a whole, and the Closing shall not be effected unless all of them are perfected. After the Closing, upon request of Buyer, Sellers and the Shareholders shall take such further actions and shall execute and deliver to Buyer, from time to time, any reasonable additional instruments or documents considered necessary or desirable by Buyer to evidence, effect, finalize, record or perfect the transactions contemplated by this Agreement.

         6.12 Within 60 days after the Closing Date Buyer shall take over and replace with guarantees issued by Buyer any and all Guarantees granted to any Person by Sellers and Shareholders as a collateral for the Indebtedness of the FAST Operating Entities. Exhibit 6.12 contains a list of such Guarantees, specifying the guaranteed Person and the amount of the Guarantee.


ARTICLE 7 - POST-CLOSING ADJUSTMENTS

         7.01 Immediately before the Closing, a physical inventory of the Inventory of the FAST Operating Entities will be made by the FAST Operating Entities and checked by the Sellers' Accountants, with the right of the Buyer's accountants to observe it. The physical inventory shall be made by fully counting 100% of the finished products and 100% of the work-in-process and raw material items having a value in excess of Lit. 6,000,000. Seller's Accountants will check and supervise such physical inventory in order to secure that the above procedure will be applied correctly. The results of the physical inventory shall be used in the preparation of the Closing Date Financial Report. With respect to any Inventory located at premises not owned or leased by a FAST

Operating Entity, or otherwise not included in such physical inventory, Buyer shall obtain from each Person who is in possession of any such Inventory written certification as to the amount of such Inventory as of the Closing Date.

         7.02 As soon as possible after the Closing, Sellers shall cause Sellers' Accountants to prepare and deliver to Sellers (i) consolidated financial statements of the Company and Subsidiaries as of the Closing Date, duly audited in accordance with GAAP and presented on a combined basis with the financial statements of FAST America, in the form of the December 31 Combined Financial Statements, and (ii) a supplemental report setting forth (a) the Closing Date Combined Working Capital and the Closing Date Combined PP&E Gross Book Value and (b) the Closing Date Combined Indebtedness (hereafter, collectively, the "Closing Date Financial Report"). Any third-party expenses or fees incurred in preparing or in connection with the Closing Date Financial Report shall be borne by both parties in equal parts. As promptly as reasonably practicable and, in any event, not later than 90 days after the Closing, Sellers' Accountants shall deliver to Buyer the Closing Date Financial Report (it is agreed that the "Nota Integrativa" and the "Relazione sulla Gestione" will not be required) and shall make available any work papers or other information then or thereafter requested by Buyer. If Buyer does not object or otherwise fails to respond within 30 days after delivery to Buyer, the Closing Date Financial Report shall automatically become final and conclusive (with effect, for purpose of this Agreement, as of the communication to Sellers of the non-objection or, in case of no response, with effect as of the last day of such 30-day review period). In the event that Buyer objects within the 30-day review period, Sellers and Buyer shall promptly meet and endeavor to reach an agreement as to the content of the Closing Date Financial Report. If Sellers and Buyer agree on the content, the Closing Date Financial Report shall become final and conclusive. If Sellers and Buyer are unable to reach an agreement within 15 days after the end of Buyer's 30-day review period, then the Independent Accountants shall promptly be retained to undertake a determination of the Closing Date Financial Report with instructions to the Independent Accountants to complete such determination within 40 days of their appointment. Only the disputed item(s) shall be submitted to the Independent Accountants for review. In resolving any disputed item, the Independent Accountants may not assign a value to such item greater than the greatest value for such item claimed by either party, or less then the lowest value claimed by either party, in each case as presented to the Independent Accountants. Such determination of the Independent Accountants shall be final and binding on Sellers and Buyer (with effect, for purpose of this Agreement, as of the day when the relevant communication is received by the parties from the Independent Accountants), and all expenses of the Independent Accountants shall be borne by the party found to be in greatest error in the aggregate. The payments required to be made after the Closing Date pursuant to Article 7.03 below shall be determined on the basis of the Closing Date Financial Report as agreed upon by the parties or as set forth by the Independent Accountants.

         7.03 If, as result of the Closing Date Financial Report, Buyer owes Sellers more under the formula indicated in Article 4.01 than the amount paid to Sellers at Closing pursuant to Article 5.02, then Buyer shall pay such amount (95% to Gecofin and 5% to

PL&C), together with interests from the Closing Date to the date of payment at the rate of Euribor at 6 months as reported in "Sole 24Ore" issued on the Closing Date, to the Sellers by wire transferring the funds to the same bank account(s) as indicated in Article 5.02 above within five (5) days from the date when the Closing Date Financial Report has become conclusive between the parties according to Article 7.02. On the other hand, should it be determined that Buyer owes Sellers less under the formula indicated in Article 4.01 than the amount paid at Closing pursuant to Article 5.02, the balance, together with interests from the Closing Date to the date of payment at the rate of Euribor at 6 months as reported in "Sole 24Ore" issued on the Closing Date, shall be paid by Sellers and Shareholders to Buyer within the same 5-day period. In case of delay of payment after the 5-day term indicated above, by Buyer or Sellers and the Shareholders, as the case may be, the above payments shall bear delay interest at the rate of 8% per annum from the due date to the date of payment (instead of the Euribor at 6 months).


ARTICLE 8 - ACTIONS AND CONDUCT OF THE BUSINESS TO THE CLOSING

         8.01 Access and Investigations

         The parties acknowledge that the access to the information and documents of the Company and the Subsidiaries before the execution of this Agreement has been relatively limited due to the confidential nature of the transactions contemplated by this Agreement and that therefore further access to such information is expected pending the Closing. In particular, it is agreed that pending Closing Sellers shall, at Buyer's request supply the same with information on the Company and the Subsidiaries, to the extent said information are reasonably available and not of confidential nature according to Sellers' sole judgment. In no event shall Buyer be entitled to address the request directly to any FAST Operating Entity or ask access for such information without the previous consent of Mr. A. R. Arabnia.

         8.02 Delivery of Interim Financial Information

         On and after the date of this Agreement and prior to the Closing Date, Sellers undertake to deliver to Buyer financial information of a type attached to this Agreement as Exhibit 2.36. Upon delivery, such financial information shall automatically become and be deemed to be Interim Financial Information for purposes of this Agreement.

         8.03 Operation of the Business and Confidentiality

         Between the date of this Agreement and the Closing Date, the Sellers shall cause the FAST Operating Entities to conduct the Business in good faith, in compliance with the applicable laws and only in the ordinary course of business consistent with past practice.

         8.04 Notification

         Between the date of this Agreement and the Closing Date, Sellers will promptly notify Buyer in writing if they become aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties as of the date of this Agreement or failure to comply with any of their obligations hereunder, or if they become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.


ARTICLE 9 - REPRESENTATIONS AND WARRANTIES SELLERS

         Sellers and the Shareholders hereby represent and warrant to Buyer that each of the statements contained in this Article 9 and in any other Exhibit to this Agreement is true as of the date of this Agreement and will be true as of the Closing Date:

         9.01 Authority - No Conflict

         (a) This Agreement constitutes the legal, valid, and binding obligation of each Seller and each Shareholder, enforceable against each Seller and each Shareholder in accordance with its terms. Each Seller and each Shareholder has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement, to perform its, his or her obligations under this Agreement, and no specific authorization is required for any of them from any third party in this respect. Copies of the relevant corporate resolutions of Sellers, the Company, the Subsidiaries and FAST America authorizing the transactions contemplated hereunder and granting the relevant authorities are attached hereto as Exhibit 9.01(a).

         (b) Neither the execution of this Agreement nor the consummation or performance of any of the transactions hereunder, directly or indirectly (with or without notice or lapse of time) will:

              (i) contravene, conflict with, or result in a violation of (A) any provision of the Articles of Incorporation, Articles of Associations or By-laws of any Seller or any FAST Operating Entity or (B) any resolution adopted by the Board of Directors or the stockholders of any Seller or any FAST Operating Entity;

              (ii) contravene, conflict with, or result in a violation of, or give any Person the right to challenge any of the transactions contemplated hereunder, except for actions triggered by Buyer's violation of any legal requirement or order to which it is subject as a consequence of the consummation of the transaction hereunder or to exercise any remedy or obtain any relief under any legal requirement or any order to which any Seller, any Shareholder or any FAST Operating Entity may be subject;

              (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any permits or any authorization of any Governmental Authority that is held or will be acquired by any FAST Operating Entity or that otherwise relates to the Business of, or any of the assets owned or used by, any FAST Operating Entity;

              (iv) cause Buyer or any FAST Operating Entity to become subject to, or to become liable for the payment of any tax, save what is indicated with respect to the transfer taxes in Article 14.02 below;

              (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which any FAST Operating Entity is a party except for the contracts set forth in Exhibit 9.12 (a) (16);

              (vi) result in the imposition or creation of any Encumbrance upon or with respect to the Company Shares or the FAST America Shares, or any of the assets of any FAST Operating Entity;

              (vii) create or result in any restriction on the operation of the Business as it has been operated until the date hereof.

         (c) Neither any Seller nor any FAST Operating Entity is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

         9.02 By-laws and Capitalization

         (a) Each FAST Operating Entity is duly organized, validly existing and functioning in accordance with all applicable laws. Except as set forth in
Exhibit 9.02(a), each FAST Operating Entity has full right and authority to own, operate and lease its properties and to carry out the Business substantially as it is being conducted on the date hereof, and pursue the purpose indicated in its by-laws and incorporation documents, and has at all times had all necessary governmental licenses, permits and authorizations to carry out the Business as it is and has been conducted by such entity until the date hereof.

         (b) Complete and true copies of the incorporation documents, the articles of associations and the by-laws of each FAST Operating Entity as currently in force are attached to this Agreement as Exhibit 9.02(b). Each FAST Operating Entity is in good standing under its respective laws, all the formalities under applicable corporate laws



                                      19-
have been complied with, and no FAST Operating Entity is in default under any applicable statutory or regulatory provision.

         (c) The paid-in capital of each FAST Operating Entity, including the number of issued and outstanding shares of capital stock, the shares certificates and the names of their respective registered and beneficiary owners, is as set forth in Exhibit 9.02(c) to this Agreement. The Company Shares, the Subsidiaries' Shares and the FAST America Shares are validly issued and fully paid, they are all and only represented by the relevant shares certificates and constitute 100% of the capital of the FAST Operating Entities. There are not and there shall not be at the time of the Closing any outstanding pre-emptive rights, options, rights of first refusal, claims, obligations or other rights of or in favor of third parties relating to the Company Shares, the Subsidiaries' Shares or the FAST America Shares, or any other capital stock of the Company, the Subsidiaries or FAST America. There are no other share certificates representing the Company Shares, Subsidiaries' Shares or the FAST America Shares. There are no options, warrants, conversion or subscription rights, agreements, contracts or commitments of any kind obligating the Company, the Subsidiaries or FAST America, conditionally or otherwise, to issue or sell any new shares of capital stock, or any instrument convertible into or exchangeable for any shares, or to repurchase or redeem any of their shares.

         (d) The corporate records, registers and minute books of the Company, the Subsidiaries and FAST America contain complete and accurate minutes of the meetings of directors, shareholders and all reports to shareholders; all such meetings were duly called and held; the shareholders' ledgers and other corporate registers of the Company, the Subsidiaries and FAST America are complete and accurate; and all security transfer taxes payable in connection with the transfer of any securities of the Company, the Subsidiaries and FAST America relating to transactions prior to the transactions contemplated by this Agreement have been duly paid.

         (e) Exhibit 9.02(e) hereto lists all directors and corporate officers of the Company, the Subsidiaries and FAST America, showing each person's name, position, and annual remuneration, bonuses, and fringe benefits for the current fiscal year and the most recently completed fiscal year.

         (f) Except for the Subsidiaries with respect to the Company and for that set forth in Exhibit 9.02 (f), none of the Company, the Subsidiaries or FAST America have any subsidiaries, nor have they had any for the past five (5) years, nor do they own stock of any other corporation, partnership, joint-venture, or other business association or entity; and none of the Company, the Subsidiaries or FAST America have an office, branch, warehouse or establishment of any kind outside of their country of incorporation.

         9.03 Sellers' Rights

         Sellers are and shall at the time of the Closing be the legitimate, exclusive and full beneficial and registered owners as indicated in the Recitals to this Agreement with good and valid title to the Company Shares. Except for 0.2% of the shares of FAST Iberica which are and will at Closing be held by FAST UK, the Company is and shall at the time of the Closing be the legitimate, exclusive and full beneficial and registered owner as indicated in the Recitals to this Agreement with good and valid title to the Subsidiaries' Shares. Gecofin is and shall at the time of Closing be the legitimate, exclusive and full beneficial and registered owner as indicated in the Recitals to this Agreement with good and valid title to the FAST America Shares. The Company Shares, the Subsidiaries' Shares and the FAST America Shares are free and clear of any Encumbrance.

         9.04 Financial Statements

         (a) Sellers have delivered to Buyer the December 31 Combined Financial Statements and the Interim Financial Information. The December 31 Combined Financial Statements fairly present the financial condition and the results of operations of the FAST Operating Entities as of December 31, 1998, and for the period then ended, in accordance with GAAP applied on a consistent basis, they do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and they include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation. The Interim Financial Information has been prepared in good faith and according to standard internal procedures for the ordinary monitoring of the interim financial condition and results of the operations of the FAST Operating Entities. The books and records of the FAST Operating Entities from which the December 31 Combined Financial Statements and the Interim Financial Information were prepared reflect in all material respects the assets, liabilities and operations of the FAST Operating Entities, and the December 31 Combined Financial Statements and the Interim Financial Information are in conformity therewith. Any amounts set up for reserves for liabilities on the December 31 Combined Financial Statements are accounted in accordance with GAAP. Each FAST Operating Entities has approved and filed, or will approve and file its annual accounts to be approved and filed before Closing with competent offices and in accordance with applicable laws.

         (b) It is understood that the December 31 Combined Financial Statements have been prepared by the Sellers. It is therefore to be considered as a contractual document of one of the parties hereto, and no representations or warranties granted hereunder by Sellers or the Shareholders shall be limited or deemed to be limited or restricted in any manner based only on the circumstance that such financial statements have already been audited.

         9.05 Absence of Material Changes

         Since December 31, 1998, the business of the FAST Operating Entities has been properly conducted, without taking any action which exceeds the limits of ordinary and normal conduct of business, there has not been any material adverse change in the business, operations, properties, assets or condition of the FAST Operating Entities, and no event has occurred or circumstance exists that may result in such a material adverse change. Furthermore, since December 31, 1998, none of the FAST Operating Entities has been affected by any of the following facts or events:

         (a) Any damage, destruction or loss by reason of fire, flood, accident or other casualty of such character as would interfere in any adverse way with the operations of such FAST Operating Entity, regardless of whether or not such loss was covered by insurance.

         (b) Except for transactions and operations carried out in the normal course of business and consistently with past practice, any sale or disposition of or undertaking to sell or dispose of any of its assets or liabilities; except for the acquisition of the Via Lavoratori Property and for the purchase of assets from third parties in the ordinary course of business and at arm's length conditions,, any purchase or undertaking to purchase any real property, machinery, equipment or other fixed assets related to the Business, any material change in any manner of the nature or method of business or operation related to the Business of such FAST Operating Entity.

         (c) Any material increase in the compensation payable or to become payable by such FAST Operating Entity to its managers, employees or agents, except for those increases applicable in accordance with mandatory provisions of the relevant National Collective Agreement ("CCNL") and for the increases set forth in Exhibit 9.11(e)

         (d)  Any labor disputes or controversies.

         (e) Any entry into, earlier termination of, or receipt of notice of earlier termination of any permits or other governmental licenses, authorizations, or of any license, distributorship, dealer, sales representative or similar agreement.

         (f) Any conditions or circumstances that would affect the ability of such FAST Operating Entities to conduct the Business substantially in the same manner as it had been conducted until December 31, 1998;

         (g) Except as provided under Article 5.04 above, any declaration of dividend, reserving, setting aside or distributing in respect of any capital stock of such FAST Operating Entity;

         (h) Any other event of any kind which may materially adversely affect the Business of such FAST Operating Entity.

         9.06 Taxes

         (a) Each FAST Operating Entity has filed, within the applicable statutory terms, all tax returns required to be filed up to the date of this Agreement, and shall file all tax returns required to be filed between the date of this Agreement and the Closing Date. Each FAST Operating Entity has paid or has made the necessary provisions for the payment of all taxes and duties, the payment of which was due up to the date of this

Agreement and shall pay, or (as the case may be) shall make the necessary provisions for the payment of, all taxes and duties, which will become due or accrue between the date of this Agreement and the Closing Date. Each FAST Operating Entity has withheld, or (as the case may be) has made provisions for, all taxes required to be withheld and has timely paid such taxes in accordance with applicable laws and regulations. Any amounts set up for reserves for taxes on the December 31 Combined Financial Statements are accounted for in accordance with GAAP.

         (b) Except for the investigations indicated in Exhibit 9.06 (b) hereto, from which however no tax liability, deficiency, claim or penalty shall arise or shall be assessed against any FAST Operating Entity, there is no action, suit, proceeding, audit, investigation or claim pending or threatened, in respect of any taxes for which any FAST Operating Entity is or may become liable, nor has any deficiency or claim for any such taxes been proposed, assessed, asserted or threatened, and there is no basis for any such deficiency or claim.

         9.07 Tangible Property

         (a) Except as otherwise provided in Exhibit 9.07(a) hereto, the FAST Operating Entities have good, marketable and insurable title to the assets shown in the December 31 Combined Financial Statement or acquired by them after the date thereof, free and clear of any Encumbrance, and none of such assets are used by any FAST Operating Entity as a lessee or as conditional vendee. Except for the Via Lavoratori Property which will be acquired by the Company prior to or at the Closing, all properties of the FAST Operating Entities are reflected in the December 31 Combined Financial Statements and in the books of the FAST Operating Entities.

         (b) Attached hereto as Exhibit 9.07(b) is a list containing a description of all Real Property owned, leased or subleased, or agreed to be purchased, leased or subleased by any FAST Operating Entity. Such list is true and complete and reflects all the Real Property so owned, leased or subleased in the operations of the FAST Operating Entities, as well as any Encumbrance thereon. The FAST Operating Entities are the sole, unconditional and exclusive owners and the sole leaseholders of such Real Property including, without limitation, all buildings, structures, fixtures and improvements thereon.

         (c) Except as otherwise indicated in Exhibit 9.07(c), all buildings, structures, fixtures and improvements on the Real Property owned or used by the FAST Operating Entities, and in general all Tangible Personal Property currently owned, used or leased by the FAST Operating Entities, are in good operating condition and repair and conform to all laws, statutes, ordinances and regulations relating thereto, including, without limitation, zoning and building laws and regulations, environmental, health and security laws and, with respect to Italy, D.L. 626\94, and no notice of violation relating to same has been threatened to or received by the FAST Operating Entities. The buildings, structures, fixtures and improvements on each parcel of the Real Property lie entirely within the boundaries of such parcel of the Real Property as described in
Exhibit 9.07(b) hereto, and no structures of any kind encroach on the Real Property.

         (d) All leases of the FAST Operating Entities are in full force and effect and both the lessor and the lessee have fully complied with all terms and conditions of such leases, and there exist no restrictions on the use of the leased premises in connection with the Business now conducted by the FAST Operating Entities or any other matter which prevents or impairs the use of the entire leased premises for the purpose now used or any similar purpose, except as set forth in Exhibit 9.07 (d).

         (e) Attached to this Agreement as Exhibit 9.07(e) is a list containing a description of all Tangible Personal Property (described by category as currently described in the "lista cespiti" of the Company) owned, leased or subleased or agreed to be purchased, leased or subleased or obligated to be purchased, leased or subleased by the FAST Operating Entities. Such list is true and complete and reflects all the Tangible Personal Property so owned, leased or subleased in the operations of the FAST Operating Entities, as well as any Encumbrance thereon. All of the Tangible Personal Property owned, leased or subleased by the FAST Operating Entities is in good working order and condition. The purchase price of such assets has either been paid in full or, if not paid in full, the delay of payment has been made in the ordinary course of business and according to commercial practice and the relevant liability for the balance to be paid will result included in the Closing Date Financial Report for purpose of Purchase Price adjustment, and no pledge or industrial privilege, reserve of title, lien or any type of Encumbrance or claim or other charges in favor of third party exists. Except as set forth in Exhibit 9.07 (e) bis, the assets constituting the Tangible Personal Property of the FAST Operating Entities are all in possession of the FAST Operating Entities and are all the tangible assets now used in and reasonably necessary and/or useful for and/or normally utilized in the conduct of the Business of the FAST Operating Entities as presently conducted.

         (f) All items of Inventory have been manufactured according to specification, if any, and their value on the December 31 Combined Financial Statements, net of the appropriate reserves as reflected therein, does not exceed the lower of the cost or market.

         9.08 Intellectual Property Rights

         The FAST Operating Entities own or possess or are entitled to use as licensee all patents, trademarks, trade names, copyrights, drawings, technical data, formulae, manufacturing processes, proprietary information and any other intellectual property rights used and/or necessary to conduct the Business free and clear of any Encumbrances and without conflict with any rights of others.
Exhibit 9.08 attached to this Agreement is an accurate list and summary description of all patents, trademarks, trade names and copyrights presently used by the FAST Operating Entities and, to the best of Sellers' and Shareholders' knowledge and belief, all are valid and in good standing. Except as set forth in Exhibit 9.08bis, the Sellers and the FAST Operating Entities have not and are not now using, in connection with the Business, any names, patents, know-how, trade secrets, intellectual property rights or proprietary information owned by others and are not bound by any license agreement providing for the payment now or in the future of any royalties or other consideration for the use of intellectual property rights. No claim for infringement of any such patents, trademarks, trade names or copyrights of others is pending or, to the knowledge of the Sellers or Shareholders, threatened against the FAST Operating Entities, and Sellers and Shareholders know of no basis for any such claim. The FAST Operating Entities have verified that any products manufactured or traded in the Business and any programs used by them in the Business are fully complying with the Y2K requirements.


         9.09 (Intentionally blank)


         9.10 Environmental, Health and Safety Matters

         The FAST Operating Entities are in full compliance with, and have not been and are not in violation of or liable as a consequence of their operations and activities at any title under any environmental or health and safety law applicable in any of the jurisdictions in which they operate. The FAST Operating Entities have no basis to expect, nor have they or any other Person for whose conduct they are or may be held to be responsible as a consequence of their operations and activities, received, any actual or threatened order, notice, or other communication for (i) any actual or potential violation or failure to comply with, or liability under, any environmental or health and safety law, or
(ii) any actual or threatened obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to their Business, or with respect to any real property at or to which hazardous or dangerous materials or ordinary waste material were generated, manufactured, refined, transferred, imported, used, or processed by the FAST Operating Entities or any other Person for whose conduct they are or may be held responsible as a consequence of their operations and activities.. All the waste material as defined by the law has always been treated and disposed of according to the laws, and the relevant registers duly kept and updated, and any discharge system, including emission in the air, duly authorized and operated accordingly. Except as indicated in Exhibit 9.10 to this Agreement, none of the FAST Operating Entities have any asbestos material, either externally or internally to the plant; there are no tanks of any type underground; and the real estate on which they operate is not affected by any pollution or other negative environmental conditions attributable to the operations and activities of the FAST Operating Entities or the Business on or prior to the Closing Date which would create the obligation for the FAST Operating Entities or other third parties to assume any obligations of clearance of the land or similar liability under environmental laws and regulations, or any other liability towards third parties under the same laws. The Company is under all aspects in compliance with the law 626\94, and all the investments required under the same laws and under the relevant security report contemplated by it to be necessarily done before the Closing Date have already been done or will have already been done at Closing.

         9.11 Employees

         (a) The personnel employed by each FAST Operating Entity as of April 30, 1999 (collectively the "Employees") is specified in Exhibit 9.11(a) to this Agreement, together with indication of level and seniority of employment, and relevant compensation, including fringe benefits, as well as specific type of contract (e.g. definite duration, training, part time etc.). Except as otherwise indicated in Exhibit 9.11 (a), all Employees have been validly employed for indefinite duration and according to the applicable laws, and are regularly recorded in the relevant books of the FAST Operating Entities together with the aggregate compensation paid to each of them, all in accordance with applicable laws and regulations. The Employees are and will at the Closing Date be the only employees of the FAST Operating Entities, and the FAST Operating Entities do not have any liabilities under labor laws (including under Italian law 1369/60 regarding intermediation of labor services and Spanish law 31/1995 dated November 8, 1995 on labor safety) except vis-a-vis the Employees and except as reflected in the December 31 Combined Financial Statements and in the Closing Date Financial Report. With respect to the Company, only the National Collective Labor Agreement of metalworkers ("Metalmeccanici") and Industry as to the executive officers ("Dirigenti Industria") apply to the Employees. There are no shop contracts applicable to any of the Employees.

         (b) Except as set forth in Exhibit 9.11(b) or as otherwise provided under applicable laws, regulations or national collective bargaining agreements, the FAST Operating Entities are not bound by any profit sharing, insurance or pension plans, incentive schemes, stock option or other benefit plans in favor of any current or former employees of the FAST Operating Entities and of their Business.

         (c) The amount shown on the December 31 Combined Financial Statements for the staff leaving indemnities ("TFR") represents the full amount which the FAST Operating Entities will be required to pay to their employees for all periods through December 31, 1998, to cover termination pay upon cessation of the employment relationship up to that date. None of the directors, employees, agents or sales representatives of any FAST Operating Entity has been granted any special termination pay or other termination benefit in excess of what is provided by law.

         (d) The FAST Operating Entities have filed all declarations, returns and reports required to be filed with respect to social security and welfare laws and regulations. All social and welfare charges of the FAST Operating Entities through the Closing have been or will be paid in full and are fully accrued on the books of the FAST Operating Entities.

         (e) Except as set forth in Exhibit 9.11 (e) since December 31, 1998, no increase in compensation, either in the form of directors' fees or salary, in excess of that required by the law or nationwide collective labor contracts, has been granted, directly or indirectly, to any directors, officers, employees, or agents or sale representatives of any FAST Operating Entity, and no such Person has received, directly or indirectly, funds or assets belonging to any FAST Operating Entity, other than their respective fee or salary entitlements applicable as of said date.

         (f) Except as otherwise indicated in Exhibit 9.11(f) attached to this Agreement, during the past three (3) years none of the FAST Operating Entities has suffered any strikes or work stoppage by its employees except for national strikes, nor have its employees carried out any unfair action or behavior vis-a-vis the unions, and the relationship between the unions and the FAST Operating Entities have been within limits ordinary in this type of relationship for such business.

         (g) The transaction contemplated by this Agreement will not trigger any specific right in favor of any of the Employees or constitute an automatic termination event of any employment relationship between any of the Employees and any FAST Operating Entity.

         9.12 Contracts

         (a) Exhibit 9.12 (a) attached hereto is a true and complete list of all written and oral contracts belonging to the types hereinafter specified to which any FAST Operating Entity is a party as of the date of this Agreement. None of the hereafter-listed contracts contain terms and conditions which are inconsistent with the terms and conditions normally used in the Business. All such contracts are in full force and effect and constitute legal, valid and binding obligations of, and are legally enforceable against, the respective parties thereto; all necessary governmental approvals with respect thereto have been obtained; all necessary filings or registrations therefor have been made; and there have been no threatened cancellations thereof and there are no outstanding disputes thereunder. No party is in default or in the grace default period in any respect under any of such contracts and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. All contracts with any Affiliate of the Company or the Sellers are at arm's length. No contract contains a change of control clause or any term or condition triggering termination or other new obligation of any FAST Operating Entity upon direct or indirect change of control of its capital, except for those indicated in (16) below.

              (1) Contracts of employment with the indication of the names of each employee and the yearly amount of each of their salaries;

              (2) Shop regulations;

              (3) Contracts for the employment of personnel and consultants;

              (4) Contracts concerning any pension, bonus incentive, or retirement concerning any employee of any FAST Operating Entity;

              (5) Contracts with agents and distributors with the indication of each of their names, of the compensation paid or to be paid to each of them and length of termination notices with the amount of compensation due upon termination agreed between the parties;

              (6) Contracts for the purchase of materials and supplies, in excess of Lit. 40,000,000;

              (7) Contracts providing for the sale or delivery of any FAST Operating Entity's products in excess of Lit. 20,000,000;

              (8) Contracts providing for the rendering of services, including with consultants, to or by any FAST Operating Entity for a term exceeding six (6) months or for value greater than Lit. 20,000,000;

              (9) Contracts with any subcontractor;

              (10) Contracts or agreements in general with any individuals, firms or corporations Affiliated with any FAST Operating Entity, and/or with any of the their directors and/or any of the Sellers, the Shareholders or their Affiliates, that are currently in force or that have been entered into in the last 5 (five) years;

              (11) Contracts having a term of no less than one year and/or having a value in excess of Lit. 20,000,000 and/or not cancelable on a 6-month notice without penalty;

              (12) Licensing agreements;

              (13) Lease or rental agreements;

              (14) Policies of insurance;

              (15) Loan or financing agreement;

              (16) Any contract containing a change of control clause (i.e., any provision triggering termination or any new or different obligation of any FAST Operating Entity upon the direct or indirect changing of control of the capital of such FAST Operating Entity);

              (17) Any contract or agreement of a material nature not made in the ordinary course of business.

         (b) None of the FAST Operating Entities has given any irrevocable power of attorney to any person for any purpose whatsoever, and Exhibit 9.12 (b) lists all current existing powers of attorney issued by the FAST Operating Entities;

         (c) Schedule 9.12(c) lists each bank account in which any FAST Operating Entity has an account or safe deposit box and each person authorized to draw thereon or who have access thereto;

         (d) Attached hereto as Exhibit 9.12(d) is a list of the suppliers to each FAST Operating Entity and the balances owned by those suppliers as of the date hereof;

         (e) Neither any of the FAST Operating Entities nor any of the Sellers has been advised by or knows that any main customer or supplier intends to terminate or fail to continue its business relationship with the FAST Operating Entities;

         (f) Sellers and the Shareholders are not aware of any situation which might directly materially negatively impact the Business after the Closing.

         9.13 Permits and Compliance

         (a) Except as otherwise set forth in Exhibit 9.13 (a), each FAST Operating Entity is in possession of any and all permits, concessions, decrees, resolutions, permissions, authorizations and licenses from any Governmental Authorities (hereinafter the "Permits") which are necessary to run the Business; and each FAST Operating Entity has been in full compliance with each legal requirement and/or governmental authorization necessary to permit such FAST Operating Entity to lawfully conduct and operate the Business in the manner it currently conducts and operates the Business, and to permit it to own and use its assets in the manner in which it currently owns and uses such assets.

         (b) No event has occurred or circumstance exists which (with or without notice or lapse of time) (1) may constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permits or other governmental authorization, or (2) may result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permits or any other governmental authorization required in order to conduct the Business.

         (c) Except as otherwise set forth in Exhibit 9.13 (c), all applications required to have been filed for the renewal of any Permits or other governmental authorizations have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Permits and governmental authorizations have been duly made on a timely basis with the appropriate Governmental Authorities.

         9.14 Legal Proceedings

         (a) None of the FAST Operating Entities is a party to any pending litigation, whether before the ordinary courts or before administrative or other courts or arbitrations and, to the best knowledge of Sellers or the Shareholders, no such litigation is threatened against any FAST Operating Entity, nor are there any judgments, decrees or orders binding any FAST Operating Entity or enjoining any FAST Operating Entity or any director, officer or key employee of any FAST Operating Entity in respect of, or the effect of which is to prohibit, any business practice which is material to the Business or the transactions contemplated by this Agreement;

         (b) No work stoppage which could adversely affect the results of operations of any FAST Operating Entity has occurred, is continuing or, to the best knowledge of Sellers or the Shareholders, is threatened and no material labor representation questions exist in respect of the Employees;

         (c) There are no charges of unfair labor practices pending or, to the best knowledge of Sellers or the Shareholders, threatened before any Governmental Authority nor, to the best knowledge of Sellers or the Shareholders, are there any pending labor negotiations or union organizational efforts involving or affecting Employees nor, to the best knowledge of Sellers or the Shareholders, is any main customer or main supplier of any FAST Operating Entity involved in or threatened with or affected by any labor dispute or other proceeding or order relating to it which could materially adversely affect the Business of such FAST Operating Entity;

         (d) There have not been nor are there, to the best knowledge of Sellers or the Shareholders, threatened any proceedings against the FAST Operating Entities in respect of any product safety, liability, warranty (whether express or implied, but excluding warranty claims in the ordinary course of business) or similar claims or in respect of any personal injury, occupational safety, health or welfare conditions arising from the operation of the Business or with respect to the Business under any applicable laws or regulations relating to product safety, liability, warranties or guarantees, or personal injury, occupational safety, health or welfare conditions.

         9.15 Insurance

         The FAST Operating Entities maintain policies of fire, casualty, civil liability and other forms of insurance in connection with the conduct of their Business as set forth in Exhibit 9.15 to this Agreement, specifying the name of the insurance company, risk insured, maximum amount insured, premiums payable, applicable deductibles, if any, date of expiration and such insurance policies are in full force and effect and are "occurrence based". Such insurance policies are adequate for the Business and the FAST Operating Entities have not done anything, either by way or action or inaction, which may invalidate or prejudice recovery thereunder. There is no claim by or on behalf of the FAST Operating Entities pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and the FAST Operating Entities have otherwise complied fully with the terms and conditions of all of such policies and bonds. There is no threatened termination of, or retrospective charges with respect to, any such policies or bonds.

         9.16 Equity Holdings

         Except for their interests in the Company, and except as indicated in
Exhibit 9.16 to this Agreement, none of the Sellers or the Shareholders owns any interest in any business, partnership, corporation, firm, joint venture or enterprise which is in competition with the Company or with a supplier or customer of the FAST Operating Entities. As used herein, an interest shall mean the direct or indirect ownership by any Seller or Shareholder, or a member of his or her family to the second degree (as defined in Article 74 et seq., Italian Civil Code, i.e., in the direct line as many degrees are computed as there are generations, excluding the common ancestor, and in the collateral line, degrees are computed by generations, moving up from one of the relatives to the common ancestor and down from the latter to other relative, always excluding the common ancestor), or collectively, of any class of equity securities.

         9.17 Compliance with Law

         Except as differently and expressly stated elsewhere in this Agreement or in Exhibit 9.17 hereto, none of the FAST Operating Entities is in violation of any applicable provisions of any law or regulations (including, for what concerns the Company and without limitation, the privacy law no. 675\96 for which all required notifications have been done). None of the FAST Operating Entities directly or indirectly in the last two years has made any payments or provided anything else of value to governmental officials or employees of any country (including officials and employees of governmental instrumentalities), or made any payments contrary to the laws of the country in which they were made or received.

         9.18 No Brokers

         The Sellers have not incurred any liability for any brokerage, finder's or similar fees or commissions in connection with the transactions contemplated by this Agreement, the payment of which could be validly claimed from Buyer or any FAST Operating Entity.

         9.19 Undisclosed Liabilities

         (a) None of the FAST Operating Entities has any liabilities, whether known or unknown, matured or unmatured, or otherwise, and whether or not required to be disclosed or provided for in the financial statements in accordance with GAAP, other than (i) liabilities incurred in or as a result of the normal and ordinary course of business and as set forth in the December 31 Combined Financial Statements or (ii) liabilities incurred between December 31, 1998 and the Closing Date in the ordinary course of business (none of which results from, or arises out of, or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of law). All known liabilities have been incurred consistent with past practices, and such liabilities have been and will be properly reflected in the December 31 Combined Financial Statements, the Interim Financial Information and in the Closing Date Financial Report.

         (b) Except for the securities pledged to CARIPLO in connection with CARIPLO guarantee of the payment of obligations of the Company vis-a-vis IMI, none of the FAST Operating Entities has guaranteed the performance of any obligation undertaken by any of the Sellers or the Shareholders or by any other third party.

         (c) None of the FAST Operating Entities has any returns of products from any customers or distributors other than those customary in the ordinary course of business.

         (d) It is further understood that in the event that any representation or warranty in this Article 9.19 is breached or untrue, then Buyer shall have a claim for indemnification under Article 12.01(a) notwithstanding that any other representations or warranties contained in Article 9 are not breached or untrue.

         9.20 Products: Product Warranties

         (a) A form of the standard written product warranty relating to products manufactured or sold by the FAST Operating Entities at any time during the 2-year period preceding the date of this Agreement is attached to or set forth in Exhibit 9.20.

         (b) There are no material defects in design, material or manufacture in any products heretofore distributed or sold by the FAST Operating Entities on or before the Closing or manufactured on or before the Closing and sold by the FAST Operating Entities within 1 month of the Closing Date, or any defects in repair to or replacement of any such products by the FAST Operating Entities that would reasonably be expected to constitute a "defect" for the purposes of applicable product liability laws.

         (c) Except as provided in any of the product warranties described in paragraph (a) of this Article, and except for any warranty arising by operation of law, none of the FAST Operating Entities has sold any products or services which are subject to any warranty extending beyond 18 months after the date of the sale.


         9.21 Disclosure

         The representations, warranties and guarantees made by Sellers and the Shareholders in this Agreement and the statements, documents and certificates furnished or to be furnished by or on behalf of Sellers and the Shareholders to Buyer in connection with the transactions contemplated in this Agreement, do not and will not contain any untrue statement of a material fact, and do not and will not omit any statement of a material fact necessary to make any of said representations, warranties, guarantees, statements, documents and certificates not misleading. All representations, warranties and guarantees and undertakings made by Sellers and Shareholders herein and the obligations thereon shall survive the Closing Date in accordance with Article 12.11, notwithstanding any investigation and/or due diligence review which has been or will be carried out by Buyer.

ARTICLE 10 - REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby makes the following representations and warranties to the Sellers, each of which shall be true and correct also on the Closing Date.

         10.01 Organization and Standing

         Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned.

         10.02 Authorization

         (a) All corporate proceedings required to be taken by or on behalf of Buyer to authorize Buyer to enter into and to carry out this Agreement have been duly and properly taken, and this Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer in accordance with its terms.

         (b) No application or filing with, or consent, authorization or approval of, or exemption by any Governmental Authority is required of Buyer in connection with the execution and performance of this Agreement.

         10.03 No Conflict

         The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not conflict with, or result in a breach of, or constitute a default under the Articles of Incorporation or the By-laws of Buyer, or any agreement or instrument by which Buyer is bound, or violate any judgment, order, injunction, award, decree, law or regulation applicable to Buyer.

         10.04 No Broker

         Buyer has not incurred any liability for any brokerage, finder's or similar fees or commissions in connection with the transactions contemplated hereby, the payment of which could be validly claimed from the Sellers or the Shareholders.


ARTICLE 11 - TERMINATION

         11.01 This Agreement may be terminated at any time prior to the Closing Date as follows:

         (a)   By mutual written agreement of Buyer and Sellers, or

         (b) By Buyer and Sellers by written notice to the other in the event that the Closing has not occurred on or prior to June 30, 1999 due to the breach of any provision of this Agreement by Buyer or Sellers, as the case may be;

         11.02 Save the case in Article 11.01 (a), in the event of the termination of this Agreement by any party as provided in the preceding Article, the terminating party shall be entitled to avail itself of any and all remedies provided for by applicable law, also in connection with the possible damages arising from said termination.


ARTICLE 12 - INDEMNIFICATION

         12.01 Sellers and the Shareholders shall defend at their own expense and indemnify and hold harmless Buyer and its Affiliates (which shall after the Closing include the FAST Operating Entities), and their respective directors, officers and employees, in respect of:

         (a) any and all Losses resulting from, arising out of or in any manner attributable to, any breach of any representation or warranty of Sellers and the Shareholders contained in this Agreement including, without limitation, the representations and warranties contained in Article 9), or material omission from any certificate, exhibit or other instrument furnished or caused to be furnished to Buyer or its Affiliates in connection with this Agreement;

         (b) any and all Losses resulting from, arising out of or in any manner attributable to, the non-fulfillment of any obligation, covenant or agreement by Sellers or the Shareholders contained in this Agreement or in any agreement delivered or to be delivered in connection with the transactions contemplated by this Agreement (including, without limitation, the payment by any Sellers and Shareholders of the adjustments to the Purchase Price, if any, the covenant indemnities under Article 4, the obligations to cause the Company or other third parties to carry out the actions contemplated hereunder, the environmental remediation obligations under Article 12.09, the obligations regarding the Accounts Receivables and Excess Inventory under Article 12.10, the non-compete covenants under Article 13, and any other obligations of Sellers and the Shareholders contained in this Agreement);

         (c) any and all Losses resulting from, arising out of or in any manner attributable to any Income Tax Liability; provided, however, that Buyer and its Affiliates shall not be entitled to indemnification if and to the extent that such Income Tax Liability has been accounted for in the Closing Date Financial Report; and

         (d) any and all Losses resulting from, arising out of or in any manner attributable to any Indebtedness attributable to operations of the FAST Operating Entities carried out on or before Closing; provided, however, that Buyer and its Affiliates shall not be entitled to indemnification if and to the extent that such Indebtedness has been accounted for in the Closing Date Financial Report.

         12.02 Buyer shall defend at its own expense and indemnify and hold harmless Sellers and the Shareholders in respect of:

         (a) any and all Losses resulting from, arising out of, or in any manner attributable to, any breach of any representation or warranty of Buyer contained in this Agreement; and

         (b) any and all Losses resulting from, arising out of, or in any manner attributable to, the non-fulfillment of any obligation, covenant or agreement of Buyer contained in this Agreement or in any agreement delivered or to be delivered in connection with the transactions contemplated by this Agreement.

         12.03 As used in this Article, any party seeking indemnification pursuant to this Article is referred to as an "indemnified party" and any party from whom indemnification is sought pursuant to this Article is referred to as an "indemnifying party". An indemnified party which proposes to assert the right to be indemnified under this Article shall submit a written demand for indemnification setting forth in summary form the facts as then known which form the basis for the claim for indemnification. In this particular respect, Sellers have expressed a concern that the delay by Buyer in notifying Sellers and the Shareholders of a demand for indemnification may prejudice their possibility of defense against the claim on which the demand is based. On the other hand, Buyer has expressed a concern that a time limit on Buyer's ability to serve a demand for indemnification could give rise to unjustified objections by Sellers to such demand. In light of the above concerns, it is therefore agreed, as a general principle and in good faith, that in the event that (i) Buyer or its Affiliates suffer a Loss, or receives a written claim based on an action by a third party which could result in a Loss, and (ii) Buyer has actual knowledge that such Loss gives it a claim against the Sellers or the Shareholders for indemnification, Buyer shall notify the Sellers and the Shareholders of its indemnification demand not later than 45 days after Buyer has had such actual knowledge thereof; provided, however, that the failure to so notify Sellers and the Shareholders of any such claim shall not relieve Sellers and the Shareholders from any liability which they may have to Buyer, except to the extent that Sellers and the Shareholders are prejudiced thereby, and provided further, that, in no event shall Sellers and the Shareholders be relieved from any liability if any of them had actual knowledge of the events giving rise to the Loss. It is also agreed that, under the above indicated circumstances, provided Sellers and the Shareholders in good faith assert that they have been prejudiced by Buyer's delay and set forth in writing the reasons therefor, Buyer shall have the burden of proving that Sellers and the Shareholders have not suffered the prejudice that they claim to have suffered as consequence of the delay. It is further understood that such prejudice shall refer exclusively to the defense that Sellers and the Shareholders could have had for the benefit of Buyer or its Affiliates against the third-party's claim on which the indemnification demand is based, had the delay not occurred, and not to the events or facts affecting or regarding Sellers and the Shareholders (such as their financial conditions, their relationships with third parties, etc.).

         12.04 If a third-party claim is made for which Sellers and the Shareholders are entitled to indemnification pursuant to this Article 12, then Buyer shall be entitled to participate in the defense of such claim and, if Buyer so chooses, and provided that Buyer acknowledges Buyer's obligation to indemnify Sellers and the Shareholders, to assume primary responsibility for the defense of such claim with counsel selected by Buyer and not reasonably objected to by Sellers and the Shareholders. If Buyer assumes the defense of a third-party claim as set forth in this paragraph, then (A) in no event shall Sellers and the Shareholders admit any liability with respect to, or settle, compromise or discharge, any such claim without Buyer's prior written consent and (B) Sellers and the Shareholders shall be entitled to participate in, but not control, the defense of such claim with their own counsel at their own expense. If Buyer does not assume the defense of any such claim, Sellers and the Shareholders may defend such claim in a manner as they may deem appropriate (including, but not limited to, settling such claim, after giving twenty (20) days prior notice of such settlement to the Buyer, on such terms as Sellers and the Shareholders may deem appropriate).

         12.05 If a third-party claim is made for which Buyer or its Affiliates are entitled to indemnification pursuant to this Article 12, then subject to
Article 12.06, Buyer shall be entitled to assume primary responsibility for the defense of such claim with counsel selected by Buyer and not reasonably objected to by Sellers and the Shareholders. If Buyer assumes the defense of a third-party claim as set forth in this Article, then (A) in no event shall Sellers and the Shareholders admit any liability with respect to, or settle, compromise or discharge, any such claim without the Buyer's prior written consent and (B) Sellers and the Shareholders shall be entitled to participate in, but not control, the defense of such claim with their own counsel at their own expense. If Buyer does not assume the defense of any such claim, Sellers and the Shareholders may defend such claim in a manner as they may deem appropriate (including, but not limited to, settling such claim, after giving twenty (20) days prior written notice of such settlement to Buyer, on such terms as Sellers and the Shareholders may deem appropriate).

         12.06 If a third-party claim involving only monetary interests is made for which Buyer or its Affiliates are entitled to indemnification pursuant to this Article 12, and Sellers and the Shareholders acknowledge their obligation to indemnify Buyer or its Affiliates and thereafter pay (directly or through the Escrow Agent) to Buyer or its Affiliates funds sufficient to cover the potential liability associated with such claim, then Sellers and the Shareholders may defend such claim in a manner as they may deem appropriate (including, but not limited to, settling such claim, after giving twenty (20) days prior written notice of such settlement to Buyer, on such terms as the Sellers and the Shareholders may deem appropriate); provided, however that (A) such defense shall in no manner affect any interest of Buyer or its Affiliates other than the monetary interests that have been object of the indemnification and to the extent of such indemnification and (B) Buyer shall be entitled to participate in the defense of such claim with its own counsel at its own expense.

         12.07 In the event that, pursuant to Article 12.05, Buyer has assumed primary responsibility for the defense of a third-party claim, and Buyer proposes in good faith to settle such third-party claim (with a proposal acceptable for the third party), then, provided that Sellers and the Shareholders have acknowledged their obligation to indemnify Buyer and provided further that the settlement does not involve non-monetary interests of Buyer or its Affiliates, Buyer shall give Sellers and the Shareholders ten (10) days prior written notice of such proposed settlement. Sellers and the Shareholders shall notify Buyer prior to the end of such 10-day period as to whether Sellers and the Shareholders accept or reject such proposed settlement; provided however, that notwithstanding anything to the contrary contained in this Article 12, if Sellers and the Shareholders reject the proposed settlement and the settlement is not made, they shall be liable for, and shall prior to the expiration of such 10-day period post a performance bond, letter of credit or other similar security in each case reasonably satisfactory to Buyer in an amount which equals the amount claimed pursuant to such third-party claim, unless the Escrow Fund is sufficient to cover such amount, as well as any other claim notified by Buyer to the Escrow Agent until the date of the proposed settlement, and further provided that, if the above security is not posted within the indicated term, the settlement shall be considered as having been definitively accepted by the Sellers and the Shareholders. If Sellers and Shareholders propose in good faith to settle such third-party claim (by proposing to accept a proposal made by the third party itself, or by making a proposal in any event acceptable for him), and Buyer does not accept the proposed settlement within 10 days of receipt of the relevant proposal from Sellers and Shareholders, then provided that Sellers and Shareholders have acknowledged their obligations to indemnify Buyer and that the proposal does not affect non-monetary interests of Buyer or its Affiliates, Sellers and Shareholders shall be relieved from any liability hereunder exceeding the amount of the proposed settlement. In this respect, and without any other limitation to the previous sentence, the parties further agree that, exclusively with reference to possible claims by the tax authorities, such claims will be considered as not involving any "non-monetary interest", it being however understood that Sellers and Shareholders shall not be relieved from their liabilities exceeding the amount of a settlement proposed by them and refused by Buyer according to the preceding sentence if such settlement also refers to or involves liabilities or obligations of the FAST Operating Entities regarding tax periods after the Closing Date.

         12.08 In the event that any claim for indemnification is made with respect to any third-party claim pursuant to this Article, (A) the party assuming primary responsibility for the defense of such claim shall at all times keep the other party informed as to the status of such claim and (B) the party not primarily responsible for the defense of such claim shall cooperate fully with the other party in connection with such defense.

         12.09 Buyer engaged Golder Associates to conduct a Phase II environmental assessment of the Cinisello Balsamo (MI) real property to determine whether any remedial action would be required as the result of the activities and operations of the Company and the Business (see Exhibit 12.09). Sellers and the Shareholders have expressed a concern that the conduct of such Phase II environmental assessment prior to the Closing could jeopardize the confidentiality of the transactions contemplated by this Agreement. On the other hand, Buyer has expressed a concern about the unknown costs to remediate any environmental conditions or hazardous materials at the property attributable to the operations and activities of the Company and the Business on or prior to Closing. In consideration for Buyer agreeing to delay its Phase II environmental assessment of the Cinisello Balsamo (MI) real property until after the Closing, the parties are as follows:

(a) the Phase II environmental assessment shall be made after the Closing Date and a copy of the relevant assessment report released by Golder Associates shall be promptly delivered to Sellers and Shareholders. In particular, the parties agree that such assessment shall start as soon as reasonably possible after Closing, and in any event not later than 30 days thereafter and Buyer shall diligently pursue it to its completion;
(b) regardless of any different provision under this Article 12, possible indemnification claims by Buyer hereunder shall be submitted in writing to Sellers and Shareholders within 30 days of the completion of the above assessment;
(c) subject to the occurrence of the conditions under paragraphs (a) and (b) above, and save what indicated in the following paragraph (e), Sellers and Shareholders shall indemnify Buyer or its Affiliates for the costs to remediate any environmental conditions or hazardous materials at the Cinisello Balsamo (MI) real property attributable to the operations and activities of the Company and the Business on or prior to Closing, recommended by Golder Associates;
(d) save what indicated in the following paragraph (e), payment of indemnifications due by Sellers and Shareholders in accordance with paragraph (c) above, shall be made within 30 days upon completion of the remedial actions taken and shall relieve Sellers and Shareholders from any liability which they may have to Buyer in connection with the environmental issues included in the scope of the assessment assigned to Golder Associates. Consequently the representation and warranty of Sellers and Shareholders contained in Article 9.10 shall survive the Closing Date for the duration set forth in Article 12.11 only with reference to the issues thereof which will not be object of the assessment to be carried out by Golder Associates;
(e) should the Sellers and the Shareholders not agree with the remediation activities recommended by Golder Associates, they can object to such recommendation within 30 days from the receipt of the relevant report according to paragraph (a). In such a case, they shall send a notice of objection ("Notice of Objection") to Buyer within the same term, indicating the activities they do not consider required and indicating an international and reputable environmental auditor to which they would submit the objected items for an additional separate assessment. The parties will then meet in order to find an amicable solution to the dispute. Should they not reach such an agreement within 10 days from the receipt by Buyer of the Notice of Objection, Sellers shall submit to the assessment of the auditor indicated in the Notice of Objection the activities that they have objected (it being understood that the activities which have not been objected shall be considered as definitively agreed), within the following 10 days, and with instructions to complete such assessment within 20 days from the appointment. The costs of the second auditor shall be borne entirely by the Sellers and Shareholders. Should the costs of the remediation activities identified as necessary by such second auditor result to be lower than those recommended by Golder Associates and objected by Sellers, and such difference be no more than 5%, the assessment indicated by Golder Associate shall be considered as a final and binding for the parties. On the other hand, should the costs of the remediation activities identified as necessary by such second auditor result to be lower than those recommended by Golder Associates and objected by Sellers, and such difference be more than 5%, either party shall have the right to submit the final decision to Montgomery Watson (Milan)("Independent Environmental Auditor"), within the following 20 days, with instructions to release a final assessment within 20 days from the appointment, which assessment shall be final and binding for the parties. The costs of the Independent Environmental Auditor shall be borne by the party which shall be found in greatest error in aggregate as to the required costs of remediation.

         12.10 (a) Sellers and the Shareholders shall indemnify Buyer or its Affiliates for any Accounts Receivable reflected in the Closing Date Financial Report which shall thereafter result not to be valid or collectable or which, in any event, Buyer or its Affiliates shall not have collected within a period of fifteen (15) months following the Closing Date, by repurchasing them within thirty (30) days following their tender in a form which properly conveys without recourse all of such rights and interest in the uncollected portion of such Accounts Receivable for a consideration equal to the uncollected face value of such Accounts Receivable (i.e. net of the amount of Lit. 57,000,000 set aside for reserves for doubtful accounts as reflected in the Closing Date Combined Working Capital shown in the Closing Date Financial Report). In the event of delay of payment to Buyer or its Affiliates beyond the above 30-day term, Sellers and the Shareholders shall also pay interest thereon at the interest rate of 8% per annum.

         (b) Sellers and the Shareholders shall indemnify Buyer or its Affiliates for any Inventory reflected in the Closing Date Financial Report which shall result not to have been sold on or before July 31, 2000 ("Excess Inventory"), by paying to Buyer an amount equal to the value of such Excess Inventory as reflected in the Closing Date Financial Report. It is hereby agreed that the value of the Excess Inventory to be so reimbursed shall be decreased by an amount equal to the value of the Inventory reflected in the Closing Date Financial Report which constitutes of (i) spare parts held exclusively for machines that were no longer in production at the Closing Date and (ii) modular systems held exclusively for refinishing equipment that were no longer in production at the Closing Date (collectively, the "Old Spare Parts Inventory"). The Sellers and the Shareholders shall however indemnify Buyer or its Affiliates for any Old Spare Parts Inventory which shall result not to have been sold on or before July 31, 2001 ("Excess Old Spare Parts Inventory"), by paying to Buyer an amount equal to the value of such Excess Old Spare Parts Inventory as reflected in the Closing Date Financial Report. To these effects, Buyer shall have its accountants make physical inventories as soon as possible after July 31, 2000 and July 31, 2001, that the Sellers' Accountants will have the right to observe. Should the Sellers' Accountants not agree with the determination of the Excess Inventory or the Excess Old Spare Parts Inventory made by the Buyer's accountants within 20 days from such determination, such determination shall be remitted within the following 10 days to the final decision of the Independent Accountants, which shall decide within 20 days from appointment. The costs of the Independent Accountants shall be borne by the party which shall eventually result to be in greatest error. The Sellers and Shareholders shall pay the relevant amount to Buyer within 5 days from the final determination of the Excess Inventory or the Excess Old Spare Parts Inventory according to this Agreement. Any delay in payment shall trigger the application of delay interests at a rate of 8% per annum from the due date to the actual payment.

         12.11 All representations and warranties of Sellers and the Shareholders contained in this Agreement shall survive the Closing Date for the duration of two (2) years, except for representations and warranties in Article
9.06 (Taxes) which shall survive the Closing Date for the duration of six (6) years, and those in Article 9.10 (Environmental, Health and Safety Matters), which shall survive the Closing Date for the duration of six (6) years (the "Claims Periods"), and except that any representations and warranties regarding title to the assets of the FAST Operating Entities, title to the Company Shares, the Subsidiaries' Shares or the FAST America Shares shall not be subject to any contractual term. Any claim made by Buyer with respect to the representations and warranties of Sellers and Shareholders contained in this Agreement must be initiated by Buyer during the relevant Claims Period. Unless otherwise specifically indicated, all covenants and agreements made by Sellers and Shareholders contained in this Agreement which are required to be performed prior to the Closing Date shall survive the Closing for the duration of the two
(2) years, and any claim made by Buyer with respect thereto must be initiated during such period. All covenants and agreements made by Sellers and Shareholders contained in this Agreement which are required to be performed on or after the Closing Date (including, without limitation, the obligation to deliver title to the Company Shares and the FAST America Shares free and clear of any Encumbrances) and the indemnification obligations of Sellers set forth in this Article shall survive the Closing Date until fully performed or discharged. It is further understood that the indemnification obligations of Sellers and Shareholders arising under Article 12.01(a) shall arise only if and when the Losses for which Buyer claims to be indemnified thereunder exceed in aggregate Lit. 1,200,000,000, it being however understood that in such a case the indemnification obligations shall refer to the entire amount of the Losses and not only to the portion in excess of such Lit. 1,200,000,000. It is also hereby agreed that the amount that Sellers and the Shareholders may have to pay to Buyer in compliance with their indemnification obligations under Article 12.01(a) shall in no event exceed, in the aggregate, Lit. 56,000,000,000, it being further understood that claims for breach of the environmental representations and warranties under Article 9.10 shall not exceed in the aggregate Lit. 28,000,000,000. For the avoidance of doubt, the preceding caps and limitations to the liabilities of Sellers and the Shareholders under Article 12.01(a) do not apply to the liabilities of Sellers and the Shareholders under other Articles of this Article 12 (including, without limitation Articles 12.01(b), (c) and (d)) or other Articles of this Agreement. It is also hereby agreed that the preceding caps and limitations shall not apply in case of breach to the representation contained in Article 9.07 (e) regarding Tangible Property which has not yet been paid in full (i.e. the representation and warranty that the delay of payment has been made in the ordinary course of business and according to commercial practice and the relevant liability for the balance to be paid will result included in the Closing Date Financial Report for purpose of Purchase Price adjustments). Further, the preceding caps and other limitations to the liabilities of Sellers and the Shareholders under
Article 12.01(a), as well as any other limitation to liabilities that may be provided in any other provisions of this Agreement, shall not be applicable in case of fraud or gross negligence on the part of any of the Sellers or the Shareholders.

         12.12 Any payment to Buyer or its Affiliates for indemnification under this Article 12 shall be made from the Escrow Fund while and to the extent that the Escrow Fund retained by the Escrow Agent is sufficient to make such payment, except that any such funds that are held pending resolution of any dispute between any parties hereto as to any claimed indemnity payment shall not be deemed available for the purpose of paying any other or further demand for indemnity.


ARTICLE 13 - NON COMPETITION

         13.01 Sellers and the Shareholders (the latter in their capacity as controlling shareholders of the Sellers) hereby undertake that, for a period of five (5) years following the Closing Date, none of Sellers, Shareholders or any of their Affiliates severally or jointly shall:

         (a) engage in or carry on, within the geographical area encompassed (as of the dated hereof) by the boundaries of the Republic of Italy, the countries of Spain, the United Kingdom or the United States, or any other area where the Business is now conducted, any business which is directly or indirectly competitive with the business conducted by the FAST Operating Entities as of the Closing Date;

         (b) have any direct or indirect interest in any firm, partnership, joint venture, corporation or unincorporated organization, whether as employee, officer, director, consultant or agent, or as security holder or investor owning more than five (5) percent of any class of the issued and outstanding traded securities of a corporation, which engages in any business directly or indirectly competitive with the business conducted by the FAST Operating Entities as of the Closing Date;

         (c) solicit the employment of any employees of the FAST Operating Entities which, as of the date of this Agreement, are comprised in the categories of "dirigenti" or "quadri", or which occupy equivalent positions in countries other than Italy; and

         (d) directly or indirectly, at any time reveal, make known, or use, any confidential information relating to the FAST Operating Entities for any purpose or benefit that could reasonably be expected to have an adverse effect upon the business of the FAST Operating Entities.

         13.02 Sellers and the Shareholders recognize that any breach of the covenants contained in this Article 13 would cause irreparable damages to Buyer and its Affiliates, although difficult to be liquidated, and therefore accept that Buyer and its Affiliates, shall, under those circumstances, be entitled to obtain a Court's order for specific performance, as well as adequate injunctive relief ("provvedimento cautelare") or any other adequate judicial measure, to immediately stop such breach. Sellers and the Shareholders also recognize that this Agreement would by itself constitute sufficient and final Court evidence of the requirements necessary in order to obtain any of the above judicial measures, except for summary evidence concerning the specific activity carried out by Sellers or the Shareholders and deemed in breach of this Agreement. The above is with no prejudice to any other right of Buyer or its Affiliates as a result of said breach.


ARTICLE 14 - GENERAL PROVISIONS

         14.01 Securities Matters

         If at any time within three (3) years of the date hereof, Buyer proposes to register under the Securities Act of 1933 any securities of Buyer in connection with any registered offering thereof and in connection therewith the Securities Exchange Commission makes any comments or requests any information with respect to accounting information presented in the registration statement pertaining to any period prior to the Closing Date, then Sellers and the Shareholders will use reasonable efforts to respond promptly to such comments or questions, and will use their reasonable best efforts to cause the Company's pre-Closing accountants to respond to comments on the relevant financial statements or to provide such information as the Securities Exchange Commission requests in order to cause the Securities Exchange Commission to declare effective such registration statement, at the expense of Buyer or its designated Affiliates, as the case may be. In connection with any information or cooperation provided by Sellers and the Shareholders pursuant to this Article, Buyer shall pay all reasonable out-of-pocket costs incurred, and shall provide to Sellers and the Shareholders customary protections and indemnities.

         14.02 Expenses

         Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers and the Shareholders will cause the FAST Operating Entities not to incur any expenses in connection with this Agreement. All the notarial fees and expenses in connection with the transfer of the Company Shares, as well as transfer taxes such as "stamp duties" ("fissati bollati"), shall be paid by Buyer.

         14.03 Public Announcements

         Unless required by legal requirements, any public announcement or similar publicity with respect to this Agreement will be issued, if at all, at such times and in such manner as Sellers and Buyer mutually agree. Unless consented to by Buyer in advance or required by legal requirements, prior to the Closing Sellers shall, and shall cause the FAST Operating Entities to, keep this Agreement strictly confidential and not to make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which employees, customers and suppliers, and others having dealings with the FAST Operating Entities, will be informed of the transactions contemplated by this Agreement, and Buyer will have the right to be present for any such communication.

         14.04 Confidentiality

         Between the date of this Agreement and the Closing Date, Buyer, Sellers and the Shareholders will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer, Sellers, the Shareholders and the FAST Operating Entities to maintain in confidence, any written, oral or other information obtained in confidence from the other party or any company in connection with this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereunder, or (c) the furnishing or use of such information is required by legal proceedings.

         14.05 Notices

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Sellers:

         Gecofin S.p.A.
         Via Cornaggia, 50
         20092 Cinisello Balsamo

         Attention:   A. R. Arabnia

         Facsimile No. (39)-02-66022221

         with a copy to:

         Ernst & Young
         Via Cornaggia, 10
         20123 Milan

         Attention:   Franco Carlo Papa
                      Alessandro De Nicola

         Facsimile No. +39 02 89010199

         Buyer:

         IDEX Corporation
         630 Dundee Road, Suite 400
         Northbrook, Illinois  60062

         Attention:   Frank J. Hansen
                      Frank J. Notaro

         Facsimile No. 01-847-498-9123

         with a copy to:

         Baker & McKenzie
         3, Piazza Meda
         Milan, Italy

         --------------------------------
         Attention:   Alberto Semeria

         Facsimile No. 011-39-02-76231679

         and

         Hodgson Russ Andrews Woods & Goodyear, LLP
         1800 One M&T Plaza
         Buffalo, New York  14203
         Attention:   John P. Amershadian, Esq.

         Facsimile No. 01-716-849-0349


         14.06    Waiver

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such rights, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         14.07 Entire Agreement and Modification

         This Agreement supersedes all prior agreements between the parties with respect to its subject matter, and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. The headings of the Articles in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         14.08 Sellers and Shareholders as One Party

         It is understood that for purpose of this Agreement all Sellers and the Shareholders shall be considered as one party and that they shall be jointly and severally liable to Buyer or its Affiliates for any obligation of any of them arising under this Agreement.

         14.09 Assignments, Successors, and No Third-Party Rights

         No party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement according to
Article 3.02. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         14.10 Severability

         Should one or more provisions contained herein be invalid or unenforceable under the applicable provisions of law, such provisions shall be severed from the Agreement and not affect the validity and enforceability of the other provisions, and shall be considered as having been automatically replaced by a provision having the same economic effect or the closest possible effect to the original intent of the parties to the maximum extent permitted by the law.

         14.11 Shareholders Guarantee

         The Shareholders hereby jointly guarantee the compliance by Sellers of all their obligations hereunder with the same caps and limitations set forth in
Article 12.11.
         The parties acknowledge that the logo of FAST is owned and registered in the name of Geico S.p.A. (and Geico S.p.A. has undertaken to let Gecofin apply for the renewal of the relevant registration) but has always been used by the FAST Operating Entities in force of a non-written intercompany free-of-charge license agreement. Sellers and Shareholders hereby undertake and guarantee in accordance with art. 1381 civil code to cause Geico S.p.A. and Gecofin to execute (with authenticated signature before notary public for purpose of registration at the relevant trademark offices) a 10-year free of charge license agreement in favor of the Company for the use of such logo by the Company and the other FAST Operating Entities with exclusivity on the products produced and traded by them, in the form attached hereto as Exhibit 14.11.

         14.12 Governing Law

         This Agreement will be governed by, and construed in accordance with, the substantive laws of Italy.

         14.13 Controversies

         Any dispute arising in connection with this Agreement, which cannot be amicably settled between the parties, shall be finally settled by arbitration in law in accordance with the International Rules of the Chamber of the National and International Arbitration of Milan. The arbitrators, who must be fluent in English, shall be three and be appointed and decide according to such rules, which the parties hereby acknowledge to know and accept. In case of arbitration started by Buyer, Sellers and the Shareholders shall be considered as one party. The arbitration will be held in Milan, Italy.

         14.14 Counterparts

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when together, will be deemed to constitute one and the same agreement. The original language of this Agreement is English and in case of any inconsistency with versions in any other language, the English version shall have priority.

         14.15 Registration

         In the event that registration of this Agreement in Italy becomes necessary in connection with any legal or arbitration proceedings, any and all expenses, including without limitation any registration taxes and fines arising out of such registration shall be borne by that party against whom an arbitration award or a judgment by a court in said legal proceedings is directed.

         In witness whereof, this Agreement has been executed by the duly empowered representatives of Buyer and Sellers, and by the Shareholders, on the day and place first above written.


Buyer                           IDEX Corporation

                                By:
                                   --------------------------------------
                                       Frank J. Notaro
                                       Vice President and General Counsel

Sellers:                        Gecofin S.p.A.

                                By:
                                   --------------------------------------
                                       A. R. Arabnia
                                       President

                                PL&C S.r.l.

                                By:
                                   --------------------------------------
                                       A. R. Arabnia
                                       Sole Director

Shareholders:
                                -----------------------------------------
                                Teresa Zone

                                -----------------------------------------
                                A. R. Arabnia

                                -----------------------------------------
                                Sergio Neri

                                -----------------------------------------
                                Laura Neri

                                Table of Exhibits


Exhibit             Description
-------             -----------
2.13                Calculation of reference in order to calculate Closing Date
                    Combined Working Capital Adjustment
2.20                December 31 Combined Financial Statements
2.30                Exceptions to GAAP
2.36                Interim Financial Information
4.02(d)             Via Lavoratori Property
4.04                Atto Notorio
5.03                Escrow Agreement
6.04(c)             List of Directors and other corporate officers retaining
                    their offices at Closing
6.04(e)             Individuals Executing IDEX Business Ethics Policy 6.04(f)
                    Closing Certificate of Sellers and the Shareholders 6.04(h)
                    Statements by Sellers on taxable capital gain and
                    irrevocable
                    instructions to E&Y concerning tax returns
6.05(c)             Closing Certificate of Buyer
6.07                Service Agreement and other agreements to be entered with
                    officers at Closing
6.08                Gecofin and PL&C Administrative Services Agreements
6.12                List of Guarantees to be replaced by Buyer
9.01(a)             Corporate Resolutions
9.02(a)             Exceptions to Authority
9.02(b)             Organizational Documents
9.02(c)             Capitalization
9.02(e)             Directors and Officers
9.02(f)             Subsidiaries
9.06(b)             Tax Audits
9.07(a)             Title to Assets
9.07(b)             Real Property
9.07(c)             Condition of Property
9.07(d)             Exceptions to Leases
9.07(e)             Tangible Personal Property
9.07(e) bis         Assets on Consignment
9.08                Intellectual Property
9.08 bis            Exceptions to Intellectual Properties
9.10                Environmental Matters
9.11(a)             Employees
9.11(b)             Employee Benefit Plans
9.11(e)             Increases in personnel's compensations
9.11(f)             Work Stoppages
9.12(a)             Contracts
9.12(b)             Powers of Attorney
9.12(c)             Bank Accounts





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

9.12(d)             Suppliers
9.13(a)             Permits
9.13(c)             Permit Renewals
9.15                Insurance
9.16                Equity Holdings
9.17                Exceptions to compliance with laws
9.20                Product Warranties
12.09               Scope of Phase II Environmental Audit
14.11               Logo license agreement






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